UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING






 (Check one):   |_|Form 10-K  |_| Form 20-F  |_| Form 11-K  |X| Form 10-Q
                |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

                For Period Ended: October 31, 2008
                                  ----------------------------------------------
                |_| Transition Report on Form 10-K
                |_| Transition Report on Form 20-F
                |_| Transition Report on Form 11-K
                |_| Transition Report on Form 10-Q
                |_| Transition Report on Form N-SAR
                For the Transition Period Ended:
                                                 -------------------------------


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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Pax Clean Energy, Inc.
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Full Name of Registrant

Pax Biofuels Inc.
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Former Name if Applicable

1278 Laurel Road
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Address of Principal Executive Office (Street and Number)

North Saanich, BC, Canada V8L 5K8
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City, State and Zip Code

PART II-- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|   | (a)  The reason described in reasonable detail in Part III of this
      |      form could not be eliminated without unreasonable effort or expense
|X|   | (b)  The subject annual report, semi-annual report, transition
      |      report on Form 10-K, Form 20-F, Form 11-K, Form D N-SAR or Form
      |      N-CSR, or portion thereof, will be filed on or before the fifteenth
      |      calendar day following the prescribed due date; or the subject
      |      quarterly report or transition report on Form 10-Q or subject
      |      distribution report on Form 10-D, or portion thereof, will be filed
      |      on or before the fifth calendar day following the prescribed due
      |      date; and
|_|   | (c)  The accountant's statement or other exhibit required by Rule
      |      l2b-25(c) has been attached if applicable.




                                      Persons who are to respond to the
                                      collection of information contained in
                                      this form are not required to respond
                                      unless the form displays a currently valid
SEC 1344 (05-06)                      OMB control number.

                              PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, l0-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Despite diligent efforts, the work necessary for Pax Clean Energy, Inc.'s (the "Company") preparation of its Quarterly Report on Form 10-Q could not be completed without unreasonable effort or expense. The Company fully expects to file its Annual Report on Form 10-Q within the additional time allowed by this report.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         David E. Danovitch, Esq.          (212)              752-9700
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                (Name)                  (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is
     no, identify report(s).                                      Yes |X| No |_|

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  Yes |_| No |X|

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Pax Clean Energy, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2008         By:   Paul Leslie Hammond
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                                      Paul Leslie Hammond
                                      Principal Executive Officer, Principal
                                      Financial Officer and Principal Accounting
                                      Officer, President and Director